UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)
 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(B)

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1 )*


                     American Communications Services, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    02520B102
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 02520B102                   13G



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       ANTHONY J. POMPLIANO


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,724,928 (has the right to acquire shares upon the
  BENEFICIALLY         exercise of currently exercisable options to acquire
    OWNED BY           Common Stock).
      EACH        --------------------------------------------------------------
   REPORTING      6.   SHARED VOTING POWER
     PERSON            100
      WITH        --------------------------------------------------------------
                  7.   SOLE DISPOSITIVE POWER
                       1,724,928 (has the right to acquire shares upon the
                       exercise of currently exercisable options to acquire
                       Common Stock).
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       100
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,725,028 (includes 1,724,928 currently exercisable options to purchase Common Stock).
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not Applicable

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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3%

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  12.  TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

*    SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)        Name of Issuer:

                                AMERICAN COMMUNICATIONS SERVICES, INC.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                                131 National Business Parkway
                                Annapolis Junction, MD 20701

Item 2 (a)        Name of Person Filing:

                                ANTHONY J. POMPLIANO

Item 2 (b)        Address of Principal Business Office or, if none,
                           Residence

                                SEE ITEM 1(b) ABOVE

Item 2 (c)        Citizenship:

                                SEE ITEM 4 OF COVER SHEET

Item 2 (d)        Title of Class of Securities:

                                Common Stock, $.01 par value

Item 2 (e)        CUSIP Number:

                                02520B102

Item 3.
                                NOT APPLICABLE

Item 4.           Ownership

                  (a)      Amount Beneficially Owned:

                                Includes 1,724,928 shares of Common Stock issuable upon exercise of options and 100 shares jointly held by the reporting person and his spouse.

                  (b)      Percent of Class:

                                4.3%

                  (c):     Number of shares as to which such person has:

                                (i)    Sole power to vote or to direct the vote:
                                       SEE ITEM 5 OF COVER SHEET.

                                (ii) Shared power to vote or to direct the vote: SEE ITEM 6 OF COVER SHEET.

                                (iii) Sole power to dispose or to direct the disposition of: SEE ITEM 7 OF COVER SHEET.

                                (iv) Shared power to dispose or to direct the disposition of: SEE ITEM 8 OF COVER SHEET.

Item 5.           Ownership of 5% or less of a Class:

     If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial holder of more than five percent of the class of securities, check the following box.

                                [X]

Item 6.           Ownership of more than 5% on behalf of another person:

                                NOT APPLICABLE

Item 7.

                  Identification  and   Classification  of  the Subsidiary which
                  Acquired  the   Security  being  reported  on  by  the  Parent
                  Holding Company:

                                NOT APPLICABLE

Item 8.           Identification and Classification of Members of the
                  Group:

                                NOT APPLICABLE

Item 9.           Notice of Dissolution of Group:

                                NOT APPLICABLE

Item 10.          Certification:

                                NOT APPLICABLE

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                         February 17, 1998
                                                     ---------------------------
                                                               Date


                                                     /s/ ANTHONY J. POMPLIANO
                                                     ---------------------------
                                                             Signature


                                                       ANTHONY J. POMPLIANO
                                                     ---------------------------
                                                            Name/Title